As filed with the Securities and Exchange Commission
on January 7, 2004

Registration No. 811-09347

SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 __

Amendment No. 22 X_

________________________

NATIONS MASTER INVESTMENT TRUST
(Exact Name of Registrant as specified in Charter)
101 South Tryon Street
Charlotte, NC 28255
(Address of Principal Executive Offices, including Zip Code)

__________________________

Registrant's Telephone Number, including Area Code: (800) 321-7854
Robert B. Carroll
c/o Bank of America Corporation
One Bank of America Plaza
101 South Tryon Street
Charlotte, North Carolina 28255
(Name and Address of Agent for Service)
With a copy to:
Marco E. Adelfio, Esq.
Steven G. Cravath, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Ave., N.W.
Washington, D.C. 20006

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, in order to provide notice of the decision made by the Board of Trustees to terminate certain investment sub-advisers to Nations International Equity Master Portfolio. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by the investment companies or certain other entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or solicitation of an offer to buy, any beneficial interests in the Registrant. With the exception of the portion of Part A included in this filing, Part A of the Registration Statement is hereby incorporated by reference to Amendment Nos. 19 and 20, filed July 31, 2003 and September 23, 2003, respectively; Part B of the Registration Statement is hereby incorporated by reference to Amendment No. 21, filed October 14, 2003; and Part C of the Registration Statement is hereby incorporated by reference to Amendment No. 19, filed July 31, 2003.

NATIONS MASTER INVESTMENT TRUST
Nations International Equity Master Portfolio

Supplement dated January 7, 2004
to the Part A dated August 1, 2003, as supplemented

At a meeting on December 23, 2003, the Board of Trustees of Nations Master Investment Trust decided to replace Putnam Investment Management, LLC ("Putnam") and INVESCO Global Asset Management (N.A.), Inc. ("INVESCO") as investment sub-advisers of Nations International Equity Master Portfolio (the "Master Portfolio"). It is anticipated that Putnam and INVESCO will be terminated no later than the end of the first quarter of 2004, that each firm will continue managing the portion of the Master Portfolio's assets allocated to it in the interim, and that one or more replacement investment sub-advisers will be in place by that time. Going forward, Banc of America Capital Management, LLC ("BACAP") continues as primary adviser of the Master Portfolio, and Marsico Capital Management, LLC ("Marsico") continues as investment sub-adviser of the portion of the Master Portfolio's assets allocated to it.

The Board of Trustees considered a number of factors leading to the decision to replace Putnam and INVESCO. The factors included Putnam's and INVESCO's investment performance relative to index benchmarks, relative to other investment advisers managing similar portfolios, and relative to each other and to Marsico. The Board of Trustees noted the reasons for diversifying among multiple investment sub-advisers, and evaluated the track record and future prospects for the existing mix of investment sub-advisers and their ability to achieve better overall results given their investment philosophies and styles. The Board of Trustees also took into account the recently announced regulatory developments involving Putnam and INVESCO affiliates and, in the case of Putnam, recent personnel departures.

At the December meeting, the Board authorized BACAP to begin a search for one or more replacement sub-advisers. It is anticipated that BACAP will present the results of its search to the Board early in 2004, so that it can evaluate, approve and implement new arrangements before the Putnam and INVESCO terminations occur.

Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 7th day of January, 2004.

NATIONS MASTER INVESTMENT TRUST

By:                 *
Edward D. Bedard
President and Chief Executive Officer

 By: /s/ Robert B. Carroll
Robert B. Carroll
Secretary
*Attorney-in-Fact